Exhibit 99.2

Epizyme Appoints Robert Bazemore President and Chief Executive Officer

— Outgoing President and CEO Robert Gould, Ph.D. will Continue to Serve as Member of Board of Directors —

— Transition effective September 10, 2015 —

Cambridge, Mass., August 5, 2015 - Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical research and development company creating novel epigenetic therapeutics for cancer patients, announced today that Robert Bazemore will succeed Robert Gould, Ph.D. as President and Chief Executive Officer of Epizyme, effective September 10, 2015. Robert Bazemore will also join the Epizyme board of directors. Dr. Gould has served on the Epizyme board of directors since 2008 and as CEO for the past five-and-a-half years. Following the transition, he will continue to serve on the board and will serve as a consultant to the company.

“After successfully transitioning the company from an early stage venture backed start-up into a publicly traded development-stage company with a broad research platform, strong balance sheet and experienced leadership team, Robert Gould has worked with the board to identify the right leadership for our next phase of growth,” said David Mott, Epizyme’s lead independent director. “We are excited to introduce Rob Bazemore as our next CEO and believe that his record of success at Synageva, Johnson & Johnson and Merck ideally position him to lead Epizyme. Rob has tremendous experience at the intersection of drug development and commercialization, and in scaling organizations. Rob also has deep expertise in oncology from his time leading Janssen Biotech. Rob’s high energy, forward-leaning leadership style will complement the culture Robert Gould has established at Epizyme.”

Dr. Gould said, “I am thrilled to welcome Rob Bazemore as our next CEO. I am pleased to have achieved much of what I set out to do when I became Epizyme’s CEO, and I look forward to supporting the company through this transition and its future growth as I return to my role as a director on the board.”

“It’s an honor to be selected to lead Epizyme into the next phase of growth,” said Rob Bazemore. “Epizyme has an extraordinary record of scientific achievement and a proven platform that continues to generate promising product candidates. I am particularly excited by the emerging clinical data for tazemetostat. I believe that tazemetostat, together with our extraordinarily talented team, financial strength and drug development engine, will enable us to build a vertically integrated, multi-product company delivering life-changing therapies to patients.”

Prior to joining Epizyme, Rob Bazemore served as Chief Operations Officer of Synageva through its acquisition in July 2015 by Alexion for $8.4 billion. At Synageva, Rob was responsible for establishing the company’s global commercial and medical organization to support the first product launch, as well as for leading the broader transition to a sustainable commercial enterprise. He was intimately involved in establishing strategy, interacting with shareholders, analysts and the board of directors, and he was closely involved in the sale transaction to Alexion. Prior to Synageva, Rob spent 12 years in various leadership roles at several Johnson & Johnson operating businesses including Ethicon, Janssen Biotech, Centocor Ortho Biotech and Centocor. He has extensive experience leading pipeline strategy, business development, new product planning and development, marketing, and broad global commercial strategy. Most notably for Epizyme, he served as President of Janssen Biotech, an immunology and oncology business with over $7 billion in revenues. At Janssen, Rob led the integration of the Ortho Biotech and Centocor businesses. He led the commercial partnership with Pharmacyclics, which successfully launched the novel hematological malignancy product IMBRUVICA®, and he was instrumental in the integration of Cougar Biotechnology, subsequently leading the successful launch of another novel oncology product Zytiga®. Previously, Rob spent 11 years at Merck in various marketing, medical affairs and field sales leadership roles.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation of future clinical studies or expansion of ongoing clinical studies, availability and timing of data from ongoing clinical studies, expectations for regulatory approvals, development progress of the Company’s companion diagnostics, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics and other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Media/Investors:

Andrew Singer

Executive Vice President and Chief Financial Officer

Epizyme, Inc.

617.500.0712

asinger@epizyme.com